                                                                    EXHIBIT 3.17

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                RBS GLOBAL, INC.

          RBS Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          1. The name of the Corporation is RBS Global, Inc.

          2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 4, 2002.

          3. The Corporation has not received any payment for any of its capital stock.

          4. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141(f), 241 and 245 of the General Corporation Law of the State of Delaware by unanimous written consent of the Corporation's directors. This Restated Certificate of Incorporation restates, integrates, amends and supersedes the provisions of the Certificate of Incorporation of this Corporation.

          5. The text of the Certificate of Incorporation as heretofore amended is hereby restated and further amended to read in its entirety as follows:

          FIRST:  The name of the Corporation is RBS Global, Inc.

          SECOND. The name and address of the Corporation's registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ( the "DGCL").

          FOURTH: The aggregate number of all classes of shares which the Corporation shall have the authority to issue is five million (5,000,000) shares of common stock, par value of $0.01 per share ( the "COMMON STOCK"). The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock are set forth in the FIFTH article hereof.

          FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

                  (a) DIVIDENDS. The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors of the Corporation out of funds legally available therefore and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board of Directors. Any dividends declared by the Board of Directors to the holders of the then outstanding

                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 06:00 PM 11/19/2002
                                                          020713779 - 3587253

     Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

                  (b) LIQUIDATION DISSOLUTION OR WINDING UP. Subject to the rights of any holders of any class of preferred stock which may from time-to-time come into existence and which are then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata, in accordance with the number of shares of Common Stock held by each such holder.

                  (c) VOTING. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, on all matters put to a vote of the stockholders of the Corporation.

          SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal by the Bylaws of the Corporation.

          SEVENTH: A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, provided that the liability of a director (i) for any breach of the director's loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit shall not be eliminated or limited hereby. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          EIGHTH: Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

          TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

          Any amendment, repeal or modification of the foregoing provisions of this Article TENTH shall not adversely affect any right or protection of a director, officer, agent, of other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

          IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its Vice President, Secretary and Treasurer this 19th day of November, 2002.

                                By:    /s/ Praveen Jeyarajah
                                   ----------------------------------------
                                Name:  Praveen Jeyarajah
                                Title: Vice President, Secretary and Treasurer